Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

[•] [•], 2016

Interval Leisure Group, Inc.

6262 Sunset Drive

Miami, Florida 33143

Ladies and Gentlemen:

We have acted as counsel to Interval Leisure Group, Inc. (the “Company”) in connection with the preparation, authorization, execution and delivery of, and the consummation of the transactions contemplated by, the Agreement and Plan of Merger, dated as of October 27, 2015 (the “Agreement”), by and among the Company, Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), Vistana Signature Experiences, Inc., a wholly-owned subsidiary of Starwood (“Vistana”), and Iris Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”).  This opinion is being furnished in connection with a Registration Statement on Form S-4, File No. 333-208567 (as amended and together with all exhibits thereto, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and covering the issuance in connection with the merger of Merger Sub with and into Vistana (the “Merger”) of up to 72,371,970 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and related prospectus, (ii) the Agreement, (iii) the Company’s Amended and Restated Certificate of Incorporation dated as of August 20, 2008, (iv) the Company’s Fourth Amended and Restated By-Laws dated as of December 9, 2014 and (v) certain resolutions of the Board of Directors of the Company, adopted October 27, 2015, relating to the approval of the Agreement and the transactions contemplated thereby, including the issuance of the Shares, the filing of the Registration Statement and related matters, each as currently in effect. In addition, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Agreement.  We have also assumed (i) the valid existence of the Company, (ii) that the Company has the requisite corporate power and authority to enter into and perform the Agreement and (iii) the due authorization, execution and delivery of the Agreement by the Company.  As used herein, “to our knowledge” and “of which we are aware” mean the conscious awareness of facts or other information by any lawyer in our firm actively involved in the transactions contemplated by the Agreement.  We have assumed the validity and binding effect of the Agreement under the laws of the State of Delaware.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein.  Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

Based on the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that when (i) the Registration Statement becomes effective under the Act, (ii) the Merger is completed in accordance with the Agreement and (iii) the Shares have been registered, in book-entry form, in the names of the holders of the common stock of Vistana as contemplated by the Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this letter as Exhibit 5.1 to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement.  In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

Weil, Gotshal & Manges LLP